Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FOURTH QUARTER AND YEAR END 2018 RESULTS
Rent-A-Center posts positive consolidated same store sales of 9.1 percent and strong earnings and cash flow in the fourth quarter
__________________________________________________________
Plano, Texas, February 25, 2019 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended December 31, 2018.
"When I returned to Rent-A-Center last January as CEO, we focused the Company’s strategy on optimizing the cost structure, increasing store traffic through an enhanced value proposition and growing our franchising business. I am extremely pleased with our 2018 results as we made substantial progress in each of those areas and exceeded our financial and operational expectations," stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, “Consolidated same store sales increased by 9.1 percent in the fourth quarter and extended our streak of quarterly same store sales improvement to eight consecutive quarters. The cost savings initiatives and improved operational performance led to an increase of over $100 million in adjusted EBITDA versus 2017. The operational results coupled with working capital improvements and franchise sales helped reduce our net debt by over $220 million in 2018 and we ended the year with over $155 million of cash on the balance sheet. In 2019, we expect to further benefit from the full year impact of the cost savings initiatives implemented in 2018, which are expected to reduce costs year-over-year by approximately $50 million. Customer demand is also on a positive trajectory and we will continue to refine our value proposition with a strong focus on execution in 2019."
Termination of Merger Agreement
On December 18, 2018, after the Company did not receive an extension notice from Vintage Rodeo Parent, LLC (“Vintage”) that was required by December 17, 2018 to extend the Merger Agreement’s stated End Date, we terminated the Merger Agreement.  Our Board of Directors determined that terminating the Merger Agreement was in the best interests of our stockholders, and instructed Rent-A-Center’s management to exercise the Company’s right to terminate the Merger Agreement and make a demand on Vintage for the $126.5 million reverse breakup fee owed to us following the termination of the Merger Agreement. On December 21, 2018, Vintage and its affiliates filed a lawsuit in Delaware Court of Chancery against Rent-A-Center, asserting that the Merger Agreement remained in effect, and that Vintage did not owe Rent-A-Center the $126.5 million reverse breakup fee. B. Riley, a guarantor of the payment of the reverse breakup fee, later joined the lawsuit brought by Vintage in Delaware Court of Chancery.  In addition, Rent-A-Center brought a counterclaim against Vintage and B. Riley asserting its right to payment of the reverse breakup fee.
On February 11th and 12th of this year, a trial was held in Delaware Court of Chancery in the lawsuit arising from Rent-A-Center's termination of the Merger Agreement. While it is difficult to predict the outcome of litigation, we believe Rent-A-Center, under the express and unambiguous language of that agreement, had a clear right to terminate the Merger Agreement and that it is entitled to the $126.5 million reverse breakup fee.  Oral argument on the parties' post-trial briefs is scheduled for Monday, March 11th.
Consolidated Overview
Explanations of performance for the fourth quarter of 2018 are excluding special items and compared to the fourth quarter of last year unless otherwise noted.
On a consolidated basis, total revenues were $661.8 million representing an increase of 3.6 percent primarily driven by a consolidated same store sales increase of 9.1 percent partially offset by closures of certain Core U.S. stores. Net earnings and diluted earnings per share, on a GAAP basis, were $1.7 million and $0.03 compared to net earnings and diluted earnings per share of $34.8 million and $0.65 in the fourth quarter of last year. We note that in 2017 GAAP diluted earnings per share were benefited by $1.45 related to the Tax Cuts and Jobs Act (the "Tax Act") passed in December of 2017, which resulted in the revaluation of net deferred tax liabilities to a 21 percent federal tax rate.
Excluding special items, the Company’s diluted earnings per share were $0.35 and the Company generated $49.0 million in adjusted EBITDA in the fourth quarter, compared to a loss per diluted share of $0.41 and adjusted EBITDA loss of $8.5 million in the fourth quarter of last year.
Special items impacting adjusted EBITDA of $18.7 million included charges primarily driven by cost savings initiatives, incremental legal and advisory fees, and store closure costs.

For the twelve months ended December 31, 2018, the Company generated $227.5 million of cash from operations and reduced its outstanding debt balance by $139.3 million. The Company ended the fourth quarter with $155.4 million of cash and cash equivalents compared to $73.0 million as of the end of 2017. The Company's net debt to adjusted EBITDA ratio ended the year at 2.1 times, reflecting a substantial reduction compared to the ratio of 8.6 times as of the end of 2017.
Segment Operating Performance
CORE U.S. fourth quarter revenues of $466.6 million increased 4.9 percent due to a same store sales increase of 8.8 percent offset by the rationalization of the Core U.S. store base. Gross profit as a percent of total revenue versus the prior year decreased 30 basis points. Labor and other store expenses decreased by $6.7 million and $13.7 million, respectively, primarily driven by lower store count and the cost savings initiatives. Adjusted EBITDA was $52.4 million and as a percent of total revenue increased 700 basis points versus the prior year.
ACCEPTANCE NOW fourth quarter revenues of $173.1 million decreased 1.5 percent primarily due to closures in 2017 partially offset by a same store sales increase of 9.6 percent. Gross profit as a percent of total revenue versus prior year decreased 290 basis points primarily due to the intercompany book value adjustment on returned Acceptance NOW products and certain value proposition enhancements. Labor and other store expenses decreased by $24.4 million primarily driven by the cost savings initiatives and lower skip/stolen losses. Adjusted EBITDA was $23.8 million and as a percent of total revenue increased 10.9 percentage points versus the prior year.
MEXICO fourth quarter revenues increased 12.1 percent on a constant currency basis. Gross profit as a percent of total revenue versus prior year increased 90 basis points driven by higher rental and fees gross margin. Other store expense improved 70 basis points versus prior year driven by lower skip/stolen losses. Adjusted EBITDA was $0.5 million and as a percent of total revenue increased 110 basis points versus prior year.
FRANCHISING fourth quarter revenues of $9.5 million increased primarily due an increase in merchandise sales driven by higher store count and a 2018 accounting standard change for franchise advertising fees. Adjusted EBITDA was $0.7 million.
CORPORATE fourth quarter operating expenses decreased $6.4 million compared to the prior year primarily due to the realization of cost savings partially offset by higher incentive compensation.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended December 31, 2018 (1)	8.8%	9.6%	13.8%	9.1%
Three Months Ended September 30, 2018 (1)	5.2%	6.7%	12.8%	5.7%
Three Months Ended December 31, 2017 (1)	(3.6)%	6.7%	(2.3)%	(2.0)%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the 2017 hurricanes, the Company instituted a change to the same store sales store selection starting in the month of September 2017, excluding geographically impacted regions for 18 months.
2019 Guidance (1)
The Company is providing the following guidance for its 2019 fiscal year which has been updated to reflect the impact of a franchise transaction completed in January of 2019.

•	Consolidated revenues of $2.585 billion to $2.630 billion

◦	Core U.S. revenues of $1.765 billion to $1.790 billion

◦	Acceptance NOW revenues of $725 million to $740 million

•	Consolidated Same Store Sales increases in the low to mid-single digits

•	Adjusted EBITDA of $220 million to $250 million

•	Non-GAAP diluted earnings per share of $1.75 to $2.15

•	Free cash flow of $115 million to $145 million (2)

•	Net debt of $270 million to $235 million

•	Leverage ratio of 1.25x to 0.90x
(1) Guidance does not include the impact of new franchising transactions beyond the transaction completed in January of 2019, refinancing the balance sheet or the reverse breakup fee associated with the termination of the Merger Agreement.
(2) Free cash flow defined as Net cash provided by operating activities less purchase of property assets (reference table 3).

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes financial impacts in the fourth quarter of 2018 related to cost savings initiatives, incremental legal and advisory fees, capitalized software write downs, store closures, and hurricane impacts. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (net cash provided by operating activities less purchase of property assets). Reconciliation of adjusted EBITDA and Free Cash Flow to the most comparable GAAP measures are provided in Tables 3 and 4, below.
The Company believes that presentation of adjusted EBITDA is useful to investors as, among other things, this information impacts certain financial covenants under the Company's senior credit facilities and the indentures governing its 6.625% senior unsecured notes due November 2020 and its 4.75% senior unsecured notes due May 2021. The Company believes that presentation of free cash flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.
Reconciliation of net earnings to net earnings (loss) excluding special items:

Table 2	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018		2017		2018		2017
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net earnings	$1,664	$0.03	$34,824	$0.65	$8,492	$0.16	$6,653	$0.12
Special items, net of taxes:
Other charges (1)	14,500	0.26	17,009	0.32	45,725	0.83	37,256	0.70
Debt refinancing charges	373	0.01	—	—	373	0.01	1,239	0.02
Tax Cut and Jobs Act gain	—	—	(77,505)	(1.45)	—	—	(77,505)	(1.45)
Discrete income tax items	2,567	0.05	3,566	0.07	3,244	0.06	3,642	0.07
Net earnings (loss) excluding special items	$19,104	$0.35	$(22,106)	$(0.41)	$57,834	$1.06	$(28,715)	$(0.54)
(1) Other charges for the three months ended December 31, 2018 primarily includes financial impacts, net of tax, related to cost savings initiatives, incremental legal and advisory fees, store closures, capitalized software write-downs, and hurricane damage. Other charges for the three months ended December 31, 2017 primarily includes charges, net of tax, related to capitalized software write-downs, hurricane damage, closure of Acceptance Now locations, incremental legal and advisory fees, legal settlements, and charges related to previous store closure plans. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
Reconciliation of net cash provided by operations to free cash flow:

Table 3	Twelve Months Ended December 31,
(In thousands)	2018	2017
Net cash provided by operating activities	$227,505	$110,533
Purchase of property assets	(27,962)	(65,460)
Free cash flow	$199,543	$45,073

Proceeds from sale of stores	$25,317	$4,638
Acquisitions of businesses	(2,048)	(2,525)
Free cash flow including acquisitions and divestitures	$222,812	$47,186

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, February 26, 2019, at 8:30 a.m. ET. For a live webcast of the call, visit http://
investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,300 stores in the United States, Mexico, and Puerto Rico, and approximately 1,200 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 280 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; the outcome of the litigation initiated by Vintage Capital and B. Riley challenging the validity of the termination of the Merger Agreement and the Company's right, or the ability, to collect on the $126.5 million reverse breakup fee; risks relating to operations of the business and the Company’s financial results arising out of the termination of the Merger Agreement; the effect of the termination of the Merger Agreement on the Company’s relationships with third parties, including its employees, franchisees, customers, suppliers, business partners and vendors, which may make it more difficult to maintain business and operations relationships, and negatively impact the operating results of the Company’s business segments and the Company’s business generally; the risk of material price volatility with respect to trading in the Company’s common stock during litigation related to the termination of the Merger Agreement; the Company's ability to continue to effectively operate and execute its strategic initiatives as a stand-alone enterprise following the termination of the Merger Agreement; capital market conditions, including availability of funding sources for the Company; changes in the Company’s credit ratings; difficulties encountered in improving the financial and operational performance of the Company's business segments, including its ability to execute its franchise strategy; the Company’s ability to recapitalize its debt, including its revolving credit facility expiring December 31, 2019, and senior notes maturing in November 2020 and May 2021 on favorable terms, if at all; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's ability to continue to effectively operate and execute its strategic initiatives; failure to manage the Company's store labor and other store expenses; disruptions caused by the operation of the Company's store information management system; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network, and the impact, effects and results of the changes the Company has made and is making to its distribution methods; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in tariff policies; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended December 31,
	2018		2018	2017		2017
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$661,750		$661,750	$638,954		$638,954
Operating profit (loss)	32,283	(1)	13,624	(27,254)	(3)	(54,893)
Net earnings (loss)	19,104	(1)(2)	1,664	(22,106)	(3)(4)	34,824
Diluted earnings (loss) per common share	$0.35	(1)(2)	$0.03	$(0.41)	(3)(4)	$0.65
Adjusted EBITDA	$48,955		$48,955	$(8,543)		$(8,543)
Reconciliation to Adjusted EBITDA:
Earnings (loss) before income taxes	$22,368	(1)	$3,234	$(38,605)	(3)	$(66,244)
Add back:
Other charges	—		18,659	—		27,639
Debt refinancing charges	—		475	—		—
Interest expense, net	9,915		9,915	11,351		11,351
Depreciation, amortization and impairment of intangibles	16,672		16,672	18,711		18,711
Adjusted EBITDA	$48,955		$48,955	$(8,543)		$(8,543)
(1) Excludes the effects of approximately $18.7 million of pre-tax charges including $12.3 million related to cost savings initiatives, $4.3 million in incremental legal and advisory fees, $0.9 million related to store closure costs, $0.8 million in capitalized software write-downs, $0.4 million related to the 2018 hurricanes. These charges increased net earnings and net earnings per diluted share for the three months ended December 31, 2018, by approximately $14.5 million and $0.26, respectively.
(2) Excludes the effects of $2.6 million of discrete income tax adjustments and $0.5 million of pre-tax debt refinancing charges that increased net earnings per diluted share for the three months ended December 31, 2018, by approximately $2.9 million and $0.06, respectively.
(3) Excludes the effects of approximately $27.6 million of pre-tax charges including $18.2 million for capitalized software write-downs, $3.5 million for hurricane impacts, $3.1 million for the closure of Acceptance Now locations, $2.0 million for incremental legal and advisory fees, $0.5 million in legal settlements, and $0.3 million for previous store closure plans. These charges reduced net earnings and net earnings per diluted share for the three months ended December 31, 2017, by approximately $17.0 million and $0.32, respectively.
(4) Excludes the effects of a $77.5 million gain resulting from the Tax Cuts and Jobs Act and $3.6 million of discrete income tax adjustments that increased net earnings per diluted share by $1.38.

Table 5	Twelve Months Ended December 31,
	2018		2018	2017		2017
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$2,660,465		$2,660,465	$2,702,540		$2,702,540
Operating profit (loss)	115,461	(1)	56,137	(3,840)	(3)	(63,059)
Net earnings (loss)	57,834	(1)(2)	8,492	(28,715)	(3)(4)	6,653
Diluted earnings (loss) per common share	$1.06	(1)(2)	$0.16	$(0.54)	(3)(4)	$0.12
Adjusted EBITDA	$184,407		$184,407	$70,799		$70,799
Reconciliation to Adjusted EBITDA:
Earnings (loss) before income taxes	$73,640	(1)	$13,841	$(49,045)	(3)	$(110,200)
Add back:
Other charges	—		59,324	—		59,219
Debt refinancing charges	—		475	—		1,936
Interest expense, net	41,821		41,821	45,205		45,205
Depreciation, amortization and impairment of intangibles	68,946		68,946	74,639		74,639
Adjusted EBITDA	$184,407		$184,407	$70,799		$70,799
(1) Excludes the effects of approximately $59.3 million of pre-tax charges including $30.4 million related to cost savings initiatives, $16.4 million in incremental legal and advisory fees, $11.6 million related to store closure costs, $1.2 million in capitalized software write-downs, and $(0.3) million related to 2018 and 2017 hurricanes impacts. These charges increased net earnings and net earnings per diluted share for the twelve months ended December 31, 2018, by approximately $45.7 million and $0.83, respectively.
(2) Excludes the effects of $3.2 million of discrete income tax adjustments and $0.5 million of pre-tax debt refinancing charges that increased net earnings per diluted share for the twelve months ended December 31, 2018, by approximately $3.6 million and $0.07, respectively.
(3) Excludes the effects of approximately $59.2 million of pre-tax charges including $24.0 million for the closure of Acceptance Now locations, $18.2 million for capitalized software write-downs, $6.5 million for incremental legal and advisory fees, $5.4 million for hurricane impacts, $3.4 million for reductions at the field support center, $1.1 million for previous store closure plans, and $0.6 million in legal settlements. These charges reduced net earnings and net earnings per diluted share for the twelve months ended December 31, 2017, by approximately $37.3 million and $0.70, respectively.
(4) Excludes the effects of a $77.5 million gain resulting from the Tax Cuts and Jobs Act, $3.6 million of discrete income tax adjustments, and $1.9 million of pre-tax debt refinancing charges that increased net earnings per diluted share for the twelve months ended December 31, 2017, by approximately $72.6 million and $1.36, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 6	December 31,
(In thousands)	2018	2017
Cash and cash equivalents	$155,391	$72,968
Receivables, net	69,645	69,823
Prepaid expenses and other assets	51,352	64,577
Rental merchandise, net
On rent	683,808	701,803
Held for rent	123,662	167,188
Goodwill	56,845	56,614
Total assets	1,396,917	1,420,781

Senior debt, net	$—	$134,125
Senior notes, net	540,042	538,762
Total liabilities	1,110,400	1,148,338
Stockholders' equity	286,517	272,443

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 7	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands, except per share data)	2018		2017		2018		2017
Revenues
Store
Rentals and fees	$565,163		$544,722		$2,244,860		$2,267,741
Merchandise sales	64,968		65,341		304,455		331,402
Installment sales	20,113		19,961		69,572		71,651
Other	2,005		2,192		9,000		9,620
Total store revenues	652,249		632,216		2,627,887		2,680,414
Franchise
Merchandise sales	6,438		3,946		19,087		13,157
Royalty income and fees	3,063		2,792		13,491		8,969
Total revenues	661,750		638,954		2,660,465		2,702,540
Cost of revenues
Store
Cost of rentals and fees	156,008		150,847		621,860		625,358
Cost of merchandise sold	72,657		65,898		308,912		322,628
Cost of installment sales	7,223		7,523		23,326		23,622
Total cost of store revenues	235,888		224,268		954,098		971,608
Franchise cost of merchandise sold	6,298		3,805		18,199		12,390
Total cost of revenues	242,186		228,073		972,297		983,998
Gross profit	419,564		410,881		1,688,168		1,718,542
Operating expenses
Store expenses
Labor	169,879		181,269		683,422		732,466
Other store expenses	164,765		197,702		656,894		744,187
General and administrative expenses	35,965		40,453		163,445		171,090
Depreciation, amortization and impairment of intangibles	16,672		18,711		68,946		74,639
Other charges	18,659	(1)	27,639	(3)	59,324	(5)	59,219	(7)
Total operating expenses	405,940		465,774		1,632,031		1,781,601
Operating profit (loss)	13,624		(54,893)		56,137		(63,059)
Debt refinancing charges	475		—		475		1,936
Interest expense	10,306		11,650		42,968		45,996
Interest income	(391)		(299)		(1,147)		(791)
Earnings (loss) before income taxes	3,234		(66,244)		13,841		(110,200)
Income tax (benefit) expense	1,570	(2)	(101,068)	(4)	5,349	(6)	(116,853)	(8)
Net earnings	$1,664		$34,824		$8,492		$6,653
Basic weighted average shares	53,521		53,312		53,471		53,282
Basic earnings per common share	$0.03		$0.65		$0.16		$0.12
Diluted weighted average shares	54,967		53,894		54,542		53,844
Diluted earnings per common share	$0.03		$0.65		$0.16		$0.12
(1) Includes pre-tax charges of $12.3 million related to cost savings initiatives, $4.3 million in incremental legal and advisory fees, $0.9 million related to store closure costs, $0.8 million in capitalized software write-downs, $0.4 million related to the 2018 hurricanes.
(2) Includes $2.6 million of discrete income tax adjustments.
(3) Includes pre-tax charges of $18.2 million for capitalized software write-downs, $3.5 million for hurricane impacts, $3.1 million for the closure of Acceptance Now locations, $2.0 million for incremental legal and advisory fees, $0.5 million in legal settlements, and $0.3 million for previous store closure plans.
(4) Includes a $77.5 million gain resulting from the Tax Cuts and Jobs Act and $3.6 million of discrete income tax adjustments.

(5) Includes pre-tax charges of $30.4 million related to cost savings initiatives, $16.4 million in incremental legal and advisory fees, $11.6 million related to store closure costs, $1.2 million in capitalized software write-downs, $0.6 million for 2018 hurricane damages, and $(0.9) million related to the 2017 hurricanes.
(6) Includes $3.2 million of discrete income tax adjustments.
(7) Includes pre-tax charges of $24.0 million for the closure of Acceptance Now locations, $18.2 million for capitalized software write-downs, $6.5 million for incremental legal and advisory fees, $5.4 million for hurricane damages, $3.4 million for reductions at the field support center, $1.1 million for previous store closure plans, and $0.6 million in legal settlements.
(8) Includes a $77.5 million gain resulting from the Tax Cuts and Jobs Act and $3.6 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 8	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Revenues
Core U.S.	$466,631	$444,735	$1,855,712	$1,835,422
Acceptance Now	173,127	175,827	722,562	797,987
Mexico	12,491	11,654	49,613	47,005
Franchising	9,501	6,738	32,578	22,126
Total revenues	$661,750	$638,954	$2,660,465	$2,702,540

Table 9	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Gross profit
Core U.S.	$324,578	$310,473	$1,299,809	$1,276,212
Acceptance Now	83,175	89,551	339,616	400,002
Mexico	8,608	7,924	34,364	32,592
Franchising	3,203	2,933	14,379	9,736
Total gross profit	$419,564	$410,881	$1,688,168	$1,718,542

Table 10	Three Months Ended December 31,				Twelve Months Ended December 31,
(In thousands)	2018		2017		2018		2017
Operating profit (loss)
Core U.S.	$32,652	(1)	$6,955	(4)	$147,787	(7)	$86,196	(11)
Acceptance Now	23,086	(2)	(977)	(5)	93,951	(8)	48,618	(12)
Mexico	299		(138)		2,605	(9)	(260)	(13)
Franchising	698		1,516		4,385		5,081
Total segments	56,735		7,356		248,728		139,635
Corporate	(43,111)	(3)	(62,249)	(6)	(192,591)	(10)	(202,694)	(14)
Total operating profit (loss)	$13,624		$(54,893)		$56,137		$(63,059)
(1) Includes approximately $13.6 million of pre-tax charges primarily related to $12.3 million for cost savings initiatives, $0.9 million for store closure costs, $0.1 million in capitalized software write-downs, and $0.3 million related to 2018 hurricane impacts.
(2) Includes approximately $0.4 million of pre-tax charges primarily related to capitalized software write-downs.
(3) Includes approximately $4.7 million of pre-tax charges primarily related to $4.3 million for incremental legal and advisory fees, and $0.4 million in capitalized software write-downs.
(4) Includes approximately $4.6 million of pre-tax charges primarily related to $2.4 million in hurricane impacts, $1.9 million in capitalized software write-downs, and $0.3 million in previous store closure plans.
(5) Includes approximately $5.6 million of pre-tax charges primarily related to $3.1 million for the closure of Acceptance Now locations, $1.4 million in capitalized software write-downs, and $1.1 million in hurricane impacts.
(6) Includes approximately $17.4 million of pre-tax charges related to $14.9 million for capitalized software write-downs, $2.0 million in incremental legal and advisory fees, and $0.5 million in legal settlements.
(7) Includes approximately $31.7 million of pre-tax charges primarily related to $20.2 million for cost savings initiatives, $11.7 million for store closure costs and $0.5 million related to 2018 hurricane impacts, $0.1 million in capitalized software write-downs, and $(0.8) million related to 2017 hurricane impacts.
(8) Includes approximately $5.3 million of pre-tax charges primarily related to $3.5 million for cost savings initiatives, $2.2 million in capitalized software write-downs, and $(0.4) million for store closure adjustments.
(9) Includes approximately $0.3 million of pre-tax charges primarily related to store closure costs.
(10) Includes approximately $22.0 million of pre-tax charges primarily related to $16.4 million for incremental legal and advisory fees, $6.7 million for cost savings initiatives, $0.4 million in capitalized software write-downs, and $(1.5) million related to a favorable contract termination settlement.
(11) Includes approximately $7.2 million of pre-tax charges primarily related to $3.8 million in hurricane impacts, $1.9 million in capitalized software write-downs, $0.9 million in previous store closure plans, and $0.6 million in legal settlements.
(12) Includes approximately $27.0 million of pre-tax charges primarily related to $24.0 million for the closure of Acceptance Now locations, $1.6 million in hurricane impacts, and $1.4 million in capitalized software write-downs.
(13) Includes approximately $0.3 million of pre-tax charges primarily related to $0.2 million for closure of stores and $0.1 million for legal settlements.
(14) Includes approximately $24.7 million of pre-tax charges related to $14.9 million for capitalized software write-downs, $6.5 million in incremental legal and advisory fees, and $3.4 million for reductions at the field support center, partially offset by $0.1 million in legal settlements.

Table 11	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Depreciation, amortization and impairment of intangibles
Core U.S.	$6,084	$7,355	$25,566	$31,070
Acceptance Now	389	515	1,677	2,498	(1)
Mexico	167	424	1,006	1,973
Franchising	39	44	172	177
Total segments	6,679	8,338	28,421	35,718
Corporate	9,993	10,373	40,525	38,921
Total depreciation, amortization and impairment of intangibles	$16,672	$18,711	$68,946	$74,639
(1) We recorded an impairment charge of $3.9 million to our intangible assets, related to a vendor relationship, in the Acceptance Now segment during the first quarter of 2017 not included in the table above.

Table 12	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2018	2017	2018	2017
Capital expenditures
Core U.S.	$4,372	$5,173	$17,173	$26,506
Acceptance Now	47	1,198	203	2,723
Mexico	144	21	295	124
Total segments	4,563	6,392	17,671	29,353
Corporate	908	5,540	10,291	36,107
Total capital expenditures	$5,471	$11,932	$27,962	$65,460

Table 13	On Rent at December 31,		Held for Rent at December 31,
(In thousands)	2018	2017	2018	2017
Rental merchandise, net
Core U.S.	$424,829	$408,993	$117,294	$156,039
Acceptance Now	242,978	278,443	1,207	4,940
Mexico	16,001	14,367	5,161	6,209
Total rental merchandise, net	$683,808	$701,803	$123,662	$167,188

Table 14	December 31,
(In thousands)	2018	2017
Assets
Core U.S.	$714,914	$776,296
Acceptance Now	312,151	350,970
Mexico	29,321	33,529
Franchising	4,287	3,802
Total segments	1,060,673	1,164,597
Corporate	336,244	256,184
Total assets	$1,396,917	$1,420,781

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 15	Three Months Ended December 31, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,205	1,107	119	122	244	3,797
New location openings	—	23	—	—	—	23
Acquired locations remaining open	—	—	—	—	39	39
Conversions	—	—	—	—	—	—
Closed locations
Merged with existing locations	(8)	(24)	(23)	—	—	(55)
Sold or closed with no surviving location	(39)	—	—	—	(2)	(41)
Locations at end of period	2,158	1,106	96	122	281	3,763
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—

Table 16	Three Months Ended December 31, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,406	1,175	76	131	227	4,015
New location openings	—	26	13	—	1	40
Acquired locations remaining open	—	—	—	—	1	1
Conversions	—	(48)	48	—	—	—
Closed locations
Merged with existing locations	(11)	(47)	(12)	—	—	(70)
Sold or closed with no surviving location	(14)	—	—	—	(4)	(18)
Locations at end of period	2,381	1,106	125	131	225	3,968
Acquired locations closed and accounts merged with existing locations	2	—	—	—	—	2

Table 17	Twelve Months Ended December 31, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,381	1,106	125	131	225	3,968
New location openings	—	122	7	—	3	132
Acquired locations remaining open	1	—	—	—	71	72
Conversions	—	(3)	3	—	—	—
Closed locations
Merged with existing locations	(137)	(119)	(39)	(8)	—	(303)
Sold or closed with no surviving location	(87)	—	—	(1)	(18)	(106)
Locations at end of period	2,158	1,106	96	122	281	3,763
Acquired locations closed and accounts merged with existing locations	6	—	—	—	—	6

Table 18	Twelve Months Ended December 31, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,463	1,431	478	130	229	4,731
New location openings	—	222	24	1	1	248
Acquired locations remaining open	—	—	—	—	4	4
Conversions	—	(63)	63	—	—	—
Closed locations						—
Merged with existing locations	(51)	(483)	(439)	—	—	(973)
Sold or closed with no surviving location	(31)	(1)	(1)	—	(9)	(42)
Locations at end of period	2,381	1,106	125	131	225	3,968
Acquired locations closed and accounts merged with existing locations	8	—	—	—	—	8